CONSENT OF INDEPENDENT ACCOUNTANTS




     We consent to the incorporation by reference in the Registration Statements of Tasty Baking Company and subsidiaries on Form S-3 (File No. 33-30560), Post-Effective Amendment No. 10 to Form S-8 (File No. 2-55836) and Post Effective Amendment No. 3 to Form S-8 (File No. 33-18904) and Post-Effective Amendment No. 4 to Form S-3 (File No. 33-8427) of our reports dated February 14, 1996, on our audits of the consolidated financial statements and financial statement schedules of Tasty Baking Company and subsidiaries as of December 30, 1995 and December 31, 1994, and for the three fiscal years in the period ended December 30, 1995, which reports are included or incorporated by reference in this Annual Report on Form 10-K.







COOPERS & LYBRAND L.L.P.
Philadelphia, Pennsylvania
March 22, 1996